McDERMOTT, WILL & EMERY          Exhibit 5.1
                         75 State Street
                   Boston, Massachusetts  02109




                                   August 11, 1997

Nexar Technologies, Inc.
182 Turnpike Road
Westborough, MA 01581

Gentlemen:

     This opinion is delivered to you in connection with the registration statement on Form S-8 (the "Registration Statement") to be filed on or about August 11, 1997 by Nexar Technologies, Inc. (the "Company") under the Securities Act of 1933, as amended, for registration under said Act of 5,600,000 shares of common stock, $0.01 par value (the "Common Stock"), of the Company.

     We are familiar with the Company's Restated Certificate of Incorporation, its By-Laws as amended, and the records of its corporate proceedings, as well as the Registration Statement. We have also examined such other documents, records and certificates and made such further investigation as we have deemed necessary for the purposes of this opinion.

     Based upon and subject to the foregoing, we are of the opinion that the shares of Common Stock to be sold by the Company under its 1995 Stock Option Plan, its 1996 Employee Stock Purchase Plan and its 1996 Non-Employee Directors Stock Option Plan, each as in effect on the date hereof, when issued against receipt of the agreed purchase price therefor, will be legally issued, fully paid and nonassessable.

     We understand that this opinion is to be used in connection with the Registration Statement and consent to the filing of this opinion as an exhibit to the Registration Statement. We further consent to the reference to this firm in the section entitled "Interests of Named Experts and Counsel" in the Registration Statement.

                                   Very truly yours,

                                   McDERMOTT, WILL & EMERY